                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

    Richard L. Mueller, Jr. and Stephen M. Wurzburg certify that:

        A. They are the President and Secretary, respectively, of Eclipse Surgical Technologies, Inc., a California corporation (the "Corporation").

        B. Section 1 of Article THIRD of the articles of incorporation of the Corporation is amended to read as follows:

                                       "THIRD

            1. The Corporation is authorized to issue two classes of shares of no par value capital stock, which classes shall be designated as "common stock" and "preferred stock." The total number of shares of capital stock which the Corporation shall have authority to issue shall be fifty-five million (55,000,000) shares, of which fifty million (50,000,000) shares shall be designated as common stock and five million (5,000,000) shares shall be designated as preferred stock. Upon the filing of this Certificate of Amendment, each outstanding share of the Corporation's common stock shall be split up and converted into three shares of the Corporation's common stock."

        C. The foregoing amendment of articles of incorporation has been duly approved by the Corporation's Board of Directors.

        D. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation is 3,894,132 shares of common stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage required was more than 50% of the outstanding shares of common stock.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: April 30, 1996

- ------------------------------------------  ------------------------------------------
Richard L. Mueller, Jr.                     Stephen M. Wurzburg
President                                   Secretary

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

    Richard L. Mueller, Jr. and Stephen M. Wurzburg certify that:

        1. They are the President and Secretary, respectively, of Eclipse Surgical Technologies, Inc., a California corporation (the "Corporation").

        2. The articles of incorporation of the Corporation are restated to read as follows:

                                     "FIRST

    The name of this corporation (the "Corporation") is:

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.

                                     SECOND

    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     THIRD

    The Corporation is authorized to issue two classes of shares of no par value capital stock, which classes shall be designated as "common stock" and
"preferred stock." The total number of shares of capital stock which the Corporation shall have authority to issue shall be fifty-five million (55,000,000) shares, of which fifty million (50,000,000) shares shall be designated as common stock and five million (5,000,000) shares shall be designated as preferred stock.

    The preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares in the series. In case the number of shares of preferred stock of any series shall be so decreased, the shares of preferred stock constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of preferred stock of such series.

                                     FOURTH

        1. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        2. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations code) for breach of duty to the Corporation and its shareholders through Bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code."

        3. The foregoing restated articles of incorporation has been duly approved by the Corporation's Board of Directors.

        4. The foregoing is merely a restatement of articles of incorporation; there is no amendment being made. As such, no approval is required of the Corporation's shareholders."

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: April 30, 1996

- ------------------------------------------  ------------------------------------------
Richard L. Mueller, Jr.                     Stephen M. Wurzburg
President                                   Secretary

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